Exhibit 99.1

Contact:	Catarina Edfjäll Head of Regulatory Affairs Europe Celgene International Sàrl +41 32 729 87 63
CELGENE REPORTS ON REVLIMID® (LENALIDOMIDE) GLOBAL REGULATORY
DEVELOPMENTS IN MULTIPLE MYELOMA AND DELETION 5Q
MYELODYSPLASTIC SYNDROMES
REVLIMID in combination with dexamethasone receives Marketing Authorisation Approval for relapsed/refractory multiple myeloma in Australia
REVLIMID receives conditional Marketing Authorisation Approval for deletion 5q MDS in Canada
Lenalidomide — Celgene Europe receives Negative Opinion on Marketing Authorisation
Application for deletion 5q MDS in European Union (EU)
BOUDRY, SWITZERLAND — (January 24, 2008) — Celgene International Sàrl (NASDAQ: CELG) today announced the results of regulatory actions regarding REVLIMID® in Australia in multiple myeloma (MM), and in Canada and the European Union in deletion 5q myelodysplastic syndromes (MDS).
In Australia, REVLIMID (lenalidomide) has received marketing authorisation approval from the Australian Therapeutic Goods Administration (TGA) for use in combination with dexamethasone as a treatment for patients with multiple myeloma whose disease has progressed after one therapy.
The approval from the TGA was based upon the safety and efficacy results of two large, randomized pivotal Phase III special protocol assessment trials, North American Trial MM-009 and International Trial MM-010—each the focus of a recent study in The New England Journal of Medicine—evaluating REVLIMID plus dexamethasone in multiple myeloma patients whose disease had progressed after one therapy.
Multiple myeloma is the second most commonly diagnosed blood cancer worldwide.
In Canada, REVLIMID (lenalidomide) received conditional marketing authorisation approval from the Canadian Therapeutic Products Directorate (TPD) for the treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk MDS associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.
The approval by the TPD was based upon the safety and efficacy results of a Phase II clinical trial (MDS-003) evaluating REVLIMID® in patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. Additionally, the U.S. FDA approved REVLIMID in December 2005 for the same indication based on this trial.

“The approvals for REVLIMID in Australia and Canada in two different indications continue our stated goal of delivering REVLIMID as an innovative oral therapy to patients worldwide as quickly as possible,” said Aart Brouwer, President of Celgene International.
In the European Union, the European Medicines Agency’s (EMEA) Committee for Medicinal Products for Human Use (CHMP) issued a Negative Opinion on the Company’s Marketing Authorisation Application (MAA) for Lenalidomide — Celgene Europe for the treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk MDS associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.
The CHMP concluded that lenalidomide is efficacious in patients suffering from deletion 5q MDS. Based on information available to the CHMP from the uncontrolled, open-label, 148-patient Phase II study (MDS-003), the CHMP was not convinced the data were sufficient to assure safety. Celgene intends to apply for a re-examination of the CHMP Opinion in accordance with relevant EMEA procedures.
“We remain convinced of the positive benefit/risk of lenalidomide for the treatment of patients with deletion 5q minus MDS, and we look forward to continuing work with the EMEA and CHMP to bring this Marketing Authorisation Application to a positive outcome for patients in the European Union.” said Graham Burton, M.D., SVP, Global Regulatory Affairs and Pharmacovigilance for Celgene.
Lenalidomide (REVLIMID®) has obtained Orphan Drug designation for MDS in the European Union (EU), United States (US), and Australia, Orphan Drug designation for multiple myeloma (MM) in the EU, US, Australia and Switzerland, and Orphan Drug designation for chronic lymphocytic leukemia (CLL) in the US and EU. REVLIMID is currently approved for use in the US and Canada for the treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. REVLIMID is also approved for use in the EU, US and Switzerland for the treatment of multiple myeloma in combination with dexamethasone in patients who have received at least one prior therapy, and Australia for patients with multiple myeloma whose disease has progressed after one therapy.

About REVLIMID®
REVLIMID is an IMiDs® compound, a member of a proprietary group of novel immunomodulatory agents. REVLIMID and other IMiDs compounds continue to be evaluated in more than 100 clinical trials in a broad range of oncological conditions, both in blood cancers and solid tumors. The IMiDs pipeline is covered by a comprehensive intellectual property estate of issued and pending patent applications including composition-of-matter and use patents.
About Myelodysplastic Syndromes
Myelodysplastic syndromes (MDS) are a group of hematologic malignancies that affect approximately 300,000 people worldwide. Myelodysplastic syndromes occur when blood cells remain in an immature or “blast” stage within the bone marrow and never develop into mature cells capable of performing their necessary functions. Eventually, the bone marrow may be filled with blast cells suppressing normal cell development. According to the American Cancer Society, 10,000 to 20,000 new cases of MDS are diagnosed each year in the United States, with median survival rates ranging from approximately six months to six years for the different classifications of MDS. MDS patients must often rely on blood transfusions to manage symptoms of anemia and fatigue and may develop life-threatening iron overload and/or toxicity from frequent transfusions, as well as a risk of transformation into acute myelogenous leukemia as a natural progression of the disease, thus underscoring the critical need for new therapies targeting the cause of the condition rather than simply managing its symptoms.
About Deletion 5q Chromosomal Abnormality
Chromosomal (cytogenetic) abnormalities are detected in more than half of patients with myelodysplastic syndrome (MDS), and involve a deletion in all or part of one or more specific chromosomes. The most common cytogenetic abnormalities in MDS are deletions in the long arm of chromosomes 5, 7, and 20. Another common abnormality is an extra copy of chromosome 8. A deletion involving the 5q chromosome may be involved in 20 to 30 percent of all MDS patients. The World Health Organization has also recently identified a unique subset of MDS patients with a “5q- Syndrome” where the only chromosomal abnormality is a specific portion of the 5q chromosome.
About Multiple Myeloma
Multiple myeloma (also known as myeloma or plasma cell myeloma) is a cancer of the blood in which malignant plasma cells are overproduced in the bone marrow. Plasma cells are white blood cells that help produce antibodies called immunoglobulins that fight infection and disease. However, most patients with multiple myeloma have cells that produce a form of immunoglobulin called paraprotein (or M protein) that does not benefit the body. In addition, the malignant plasma cells replace normal plasma cells and other white blood cells important to the immune system. Multiple myeloma cells can also attach to other tissues of the body, such as bone, and produce tumors. The cause of the disease remains unknown.

About Celgene International Sárl
Celgene International Sárl, located in Boudry, Switzerland, is a wholly owned subsidiary and the international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
REVLIMID® is a registered trademark of Celgene Corporation.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.
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